Exhibit 99.1

EZTD Inc. Business and Trading Update and Listing on OTC Bulletin Board

Positive adjusted EBITDA of $730,000 and total revenues of $19.5 million

(Tel Aviv, ISRAEL; November 30, 2015) EZTD Inc. (OTCQB: EZTD) (“EZTD” or “the Company”), a worldwide leader of online binary options trading, is pleased to announce that its common stock has been approved for quotation on the U.S. over-the-counter bulletin board (OTCBB) and to provide an update on its business and trading for the nine-month period ended September 30, 2015.

Business and Trading Update

EZTD has developed and currently operates an online trading platform allowing retail customers to trade a wide range of binary options internationally with more than 100 different assets. The Company’s proprietary trading platform is accessible from multiple operating systems (Windows, Safari, iOS and Android, and mobile apps). It is designed to be as intuitive and user-friendly as possible.

During the nine-month period ended September 30, 2015, the Company invested in new sponsorships and increased its investments in brands and new technology.

The Company generated revenues primarily from its binary options business. The Company’s total revenues for the nine months ended September 30, 2015 increased by 36% to approximately $19.5 million, from approximately $14.3 million for the nine months ended September 30, 2014. This growth is mainly due to the Company’s increased spending on customer acquisition, website development, R&D and marketing.

In addition, the Company reported positive adjusted EBITDA of $730,000 for the nine months ended September 30, 2015, while in the nine months ended September 30, 2014 the Company had negative adjusted EBITDA of $1.1 million.*

“We are delighted to have commenced trading in the public marketplace and are committed to providing our investors with information on the Company and the progress it makes,” said Shimon Citron, EZTD’s Chief Executive Officer. “We look forward to continuing to provide excellent service to all of our customers and we expect to finish 2015 with approximately $25 million in annual revenues,” Citron concluded.

* See ‘Reconciliation of EBITDA and Adjusted EBITDA to Net Income’ below.

About EZTD Inc.

Launched in June 2011, EZTD (formerly, EZTRADER Inc.) is one of the pioneers of secure and regulated online binary trading and maintains its position as a leading, reputable and reliable binary options platform. The Company offers 24/7 trading on more than 120 assets including commodities, stocks, currency pairs and indexes.

Currently available in more than 11 languages, the Company is growing rapidly and continues to seek exciting opportunities to further enhance its presence throughout Europe. The Company’s advanced mobile app is user-friendly and secure, and is available for both Android and iOS-compatible smartphones and tablets. EZTD is a sponsor to some of the leading sports teams in Europe. The Company is authorized by CYSEC throughout Europe.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements. Statements that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “plan,” “project,” “potential,” “seek,” "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" are intended to identify forward-looking statements. For example, when the Company discusses its expected 2015 revenues it is using a forward-looking statement. Readers are cautioned that certain important factors may affect the Company's actual results and could cause such results to differ materially from any forward-looking statements that may be made in this news release. Factors that may affect the Company's results include, but are not limited to, regulatory approvals, product demand, market acceptance, impact of competitive products and prices, product development, commercialization or technological difficulties, the success or failure of negotiations and trade, legal, social and economic risks, and the risks associated with the adequacy of existing cash resources. Additional factors that could cause or contribute to differences between the Company's actual results and forward-looking statements include, but are not limited to, those risks discussed in the Company's filings with the U.S. Securities and Exchange Commission. Readers are cautioned that actual results may differ significantly from those set forth in the forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Enquiries

Luther Pendragon
Alexis Gore	+44 207 618 9100
www.eztd.info

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA TO NET INCOME

U.S. dollars in thousands.

	Nine months ended
	September 30, 2015	September 30, 2014
	Unaudited
Net loss	$(3,711)	$(7,261)
Add: Financial expenses, net	2,229	755
Add: Income taxes	-	-
Add: Depreciation and amortization	325	143
Add: Impairment of bank deposits	-	4,122
EBITDA	(1,157)	(2,241)
Add: Other (income) expense	608	-
Add: Stock-based compensation	1,279	1,182
Adjusted EBITDA	$730	$(1,059)

The table above reconciles net income to EBITDA and Adjusted EBITDA. EBITDA is defined as net income before net interest expense, income taxes, depreciation and amortization and a one-time expense of a non-recurring loss due to the bankruptcy of Corporate Commercial Bank in Bulgaria, which is not relevant to forward-looking analyses and is not linked to the Company’s operational performance. Adjusted EBITDA is defined as EBITDA before other operating expenses related to the acquisition of a subsidiary in Japan and a regulatory fine, and expenses related to stock-based compensation. Although EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with GAAP, management believes that they are useful to the Company and to an investor in evaluating the Company because they are widely used measures to evaluate a company’s operating performance.

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